                                                                     EXHIBIT 3.3

                                                                       EXHIBIT A

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                      ROLLER BEARING HOLDING COMPANY, INC.

          The undersigned, for the purpose of amending and restating the Certificate of Incorporation of Roller Bearing Holding Company, Inc., a Delaware corporation (the "CORPORATION"), does hereby certify that:

          1. The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 23, 1992;

          2. The Amended and Restated Certificate of Incorporation has been duly adopted pursuant to Sections 228, 242 and 245 of the Delaware General Corporation Law;

          3. Written notice of the taking of action by written consent has been sent to all shareholders who did not consent to the adoption of this Amended and Restated Certificate of Incorporation; and

          4. The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

          FIRST: Name.

          The name of the Corporation is:

               Roller Bearing Holding Company, Inc.

          SECOND: Registered Office.

          The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle; and the name of its registered agent at that address is Corporation Service Company.

          THIRD: Purposes.

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH: Capital Stock

          A. AUTHORIZED CAPITAL STOCK. The Corporation is authorized to issue five classes of capital stock to be designated, respectively, "COMMON STOCK," "CLASS A PREFERRED STOCK," "CLASS B PREFERRED STOCK," "CLASS C PREFERRED STOCK" and "CLASS D PREFERRED STOCK," each of which shall have a par value of $.01 per share. The total number of shares which the Corporation is authorized to issue is 21,395,500 shares, of which: (i) 20,000,000 shares shall be designated as Common Stock, of which (a) 10,000,000 shares shall be designated Class A Voting Common Stock (the "CLASS A COMMON STOCK") and (b) 10,000,000 shares shall be designated Class B Supervoting Common Stock (the "CLASS B COMMON STOCK" and together with the Class A Common Stock, the "COMMON STOCK"); (ii) 15,500 shares shall be designated as Class A Preferred Stock; (iii) 240,000 shares shall be designated as Class B Exchangeable Convertible Participating Preferred Stock (the "CLASS B PREFERRED STOCK" and each share thereof a "CLASS B SHARE"); (iv) 900,000 shares shall be designated as Class C Redeemable Preferred Stock (the "CLASS C PREFERRED STOCK" and together with the Class A Preferred Stock and Class B Preferred Stock, the "DIVIDEND PREFERRED STOCK"); and (v) 240,000 shares shall be designated as Class D Preferred Stock (the "CLASS D PREFERRED STOCK" and together with the Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock, the "PREFERRED STOCK"). The Corporation shall have the authority to issue fractional shares.

          B.   RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF PREFERRED
STOCK.

               (1) GENERAL. Except as otherwise provided in this Section B of Article Fourth or as otherwise required by applicable law, all shares of a particular class of Preferred Stock shall be identical in all respects and shall entitle the holders thereof to the same rights, powers, preferences and privileges, subject to the same qualifications, limitations, and restrictions.

               (2)  DIVIDENDS.

                    (a) RIGHT TO RECEIVE PREFERENTIAL DIVIDENDS. When and as declared by the Corporation's Board of Directors (the "BOARD OF DIRECTORS") and to the extent permitted under the General Corporation Law of the State of Delaware (the "DGCL"), the Corporation shall pay preferential dividends (the "PREFERENTIAL DIVIDENDS") to the holders of the Preferred Stock as provided in this Section 2(a) and Sections 2(b) and 2(c) below. Such dividends shall accrue on each share of Dividend Preferred Stock, until paid, on a daily basis at a rate equal to 8.0% PER ANNUM on the sum of (x) the Stated Value of such share and (y) the aggregate amount of all dividends that have accumulated with respect to such share in accordance with Section 2(b) below, from and including the Date of Issuance of such share to and including the earlier to occur of (i) the date on which such share's Liquidation Amount (as described in Section 3 below) is paid to the holder thereof, and (ii) the date on which such share is redeemed as provided herein. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Such dividends (to the extent declared) shall be payable in cash, quarterly in arrears, on the last day of March, June, September and December of each year beginning September 30, 2002, and if such date is not a Business Day, then on the next succeeding Business Day (the "DIVIDEND REFERENCE DATES"). As used herein, the term "STATED VALUE" shall mean (i) $3,000 per share in the case of the Class A Preferred Stock, and (ii) $100 per share in the case of the Class B Preferred Stock and the Class C Preferred Stock, in each case subject to adjustment to reflect any stock split, stock dividend, reclassification, recapitalization or other transaction having a similar effect. The date on which the Corporation initially issues any share of Preferred Stock shall be deemed to be its "DATE OF ISSUANCE" regardless of the number of times transfers of such share are made on the stock records maintained by or for the

Corporation and regardless of the number of certificates which may be issued to evidence such share.

                    (b) ACCUMULATION OF ACCRUED AND UNPAID DIVIDENDS. For purposes of clarity, to the extent not paid on a Dividend Reference Date, all dividends which have accrued pursuant to Section 2(a) above on each share of Preferred Stock shall be accumulated and shall remain accumulated dividends with respect to such share until paid to the holder thereof. As used herein, the term "UNPAID DIVIDENDS" shall mean, with respect to any share of Dividend Preferred Stock as of any date of determination, the aggregate amount of all accrued and unpaid dividends thereon (if any), including all dividends which have accumulated thereon pursuant to this Section 2(b), from the Date of Issuance of such share to and including such date of determination.

                    (c) DISTRIBUTION OF PARTIAL DIVIDEND PAYMENTS. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued pursuant to Section 2(a) above with respect to any class or series of Dividend Preferred Stock, such payment shall be distributed PRO RATA among the holders thereof based upon the aggregate Unpaid Dividends on such shares held by each such holder.

                    (d) PARTICIPATING DIVIDEND. Subject to Section 2(e) below, in the event that the Corporation declares or pays any dividends upon the Common Stock (other than dividends payable in additional shares of Common Stock), the Corporation shall also declare and pay to the holders of any outstanding shares of Class B Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of such Class B Preferred Stock had all of the outstanding Class B Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

                    (e) DIVIDEND PREFERENCE. The Preferential Dividends on the Dividend Preferred Stock shall be payable before any dividends or distributions or other payments shall be paid or set aside for payment in respect of any Junior Stock (other than dividends payable in additional shares of Common Stock). The term "JUNIOR STOCK" shall mean (i) with respect to the Class A Preferred Stock, any other class or series of capital stock of the Corporation,
(ii) with respect to the Class B Preferred Stock and the Class C Preferred Stock, any other class or series of capital stock of the Corporation other than the Class A Preferred Stock, and (iii) with respect to the Class D Preferred Stock, any other class or series of capital stock of the Corporation other than the Class A Preferred Stock, Class B Preferred Stock or Class C Preferred Stock. If at any time the Preferential Dividends on the outstanding shares of the Dividend Preferred Stock at the rate set forth herein shall not have been paid or declared and set apart for payment with respect to all preceding and current periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, before any dividend, distribution or payment shall be declared or paid upon or set apart for the shares of any other class or series of Junior Stock.

               (3)  LIQUIDATION; SALE OF THE CORPORATION.

                    (a) LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "LIQUIDATION EVENT"), then the assets of the Corporation that are legally available for distribution to the Corporation's stockholders shall be paid as follows:

                         (i)    FIRST, to the holders of Class A Preferred Stock
PRO RATA based on their relative aggregate Class A Liquidation Amount, as defined below, until such holders receive a liquidation payment in respect of each share of Class A Preferred Stock equal to the sum of (x) the Stated Value of such share and (y) an amount equal to all Unpaid Dividends on such share (such sum, the "CLASS A LIQUIDATION AMOUNT");

                         (ii)   SECOND, to the holders of Class B Preferred
Stock PRO RATA based on their relative aggregate Class B Liquidation Amount, as defined below, until such holders receive a liquidation payment in respect of each share of Class B Preferred Stock equal to the sum (x) the Stated Value of such share, (y) an amount equal to all Unpaid Dividends on such share, and (z) the Preference Amount (as defined below) payable in respect of such share as of the date of the applicable Liquidation Event (such sum, the "CLASS B LIQUIDATION AMOUNT");

                         (iii)  THIRD, to the holders of Class C Preferred Stock
PRO RATA based on their relative aggregate Class C Liquidation Amount, as defined below, until such holders receive a liquidation payment in respect of each share of Class C Preferred Stock equal to the sum of (x) the Stated Value of such share and (y) an amount equal to all Unpaid Dividends on such share (the "CLASS C LIQUIDATION AMOUNT");

                         (iv)   FOURTH, to the holders of Class D Preferred
Stock PRO RATA based on their relative aggregate Class D Liquidation Amount, as defined below, until such holders receive a liquidation payment in respect of each share of Class D Preferred Stock equal to the Preference Amount (as defined below) payable in respect of such share as of the date of the applicable Liquidation Event (the "CLASS D LIQUIDATION AMOUNT") (the aggregate amount of the Class A Liquidation Amount, the Class B Liquidation Amount, the Class C Liquidation Amount and the Class D Liquidation Amount for all outstanding shares of Preferred Stock as of any date of determination shall be referred to herein as the "PREFERRED STOCK LIQUIDATION PREFERENCE"); and

                         (v)    FIFTH, to the holders of the Common Stock PRO
RATA based on the number of shares of Common Stock held by such holders determined on a fully diluted, as-if-converted basis (PROVIDED, that any amount payable pursuant to this clause (v) to a holder of options or warrants that are convertible into or exerciseable for shares of Common Stock shall be adjusted to reflect the payment by such holder of the aggregate exercise price of such options or warrants).

                    (b) SALE OF THE CORPORATION. In connection with any: (i) consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (except a consolidation or merger into a subsidiary or merger in which the Corporation is the surviving corporation and the holders of the Corporation's voting stock outstanding immediately prior to the transaction hold a majority of the voting stock of the Corporation outstanding immediately following the transaction); (ii) sale or transfer by the Corporation of all or substantially all its assets (it being understood that, in addition to and not in limitation of applicable law, any sale or series of related sales of assets representing 60% or more of the (A) fair market value of the assets, (B) revenues or (C) earnings before interest, taxes, depreciation and amortization of the Corporation and its subsidiaries taken as a whole shall constitute a sale of "all or substantially all" of the Corporation's assets for purposes hereof);
(iii) sale of a majority of the outstanding Common Stock in a single transaction or a series of related transactions; or (iv) sale of less than a majority of the outstanding Common Stock in a single transaction or a series of related transactions where after giving effect to such sale or series of sales more than a majority of outstanding voting power of the Corporation would be held by individuals or entities other than stockholders of the Corporation immediately before such event or the first of such series of events (each a "SALE OF THE CORPORATION"), the consideration to be paid in connection with such transaction shall be allocated among the holders of Preferred Stock and Common Stock such that the holders thereof receive the amounts to which they would be entitled pursuant to Section 3(a) above as if such sale of the Company were a "Liquidation Event." If any Sale of the Corporation does not involve the sale of all of the Corporation's assets or of all of the outstanding capital stock of the Corporation, then the provisions hereof shall also apply in the case of any subsequent sale of the Corporation. The Corporation shall not approve, adopt or enter into any agreement or arrangement relating to a Sale of the Corporation (or amend or modify any such agreement) if such agreement or arrangement (or the effect of any such amendment or modification thereto) does not allocate the consideration to be paid in connection with such transaction in accordance with the immediately preceding sentence.

                    (c) NOTICE. The Corporation shall provide written notice of any Liquidation Event or Sale of the Corporation, stating a payment date and the place where said payments shall be made, to the holders of record of Preferred Stock by mail, postage prepaid, or by telex to non-U.S. residents, not less than 10 days prior to the payment date stated therein, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. Any holder of Preferred Stock may at any time waive its right to receive any such notice by providing the Corporation with written notice thereof.

                    (d) LIQUIDATION PAYMENTS. If the assets and funds of the Corporation available for distribution to the holders of the Preferred Stock upon any Liquidation Event shall be insufficient to permit the payment to holders of the Preferred Stock the full Preferred Stock Liquidation Preference, the holders of each class of Preferred Stock shall share ratably (and ratably as to cash, in-kind or other distributions) in any distribution of assets or funds of the Corporation in proportion to the full respective Class A Liquidation Amount, Class B Liquidation Amount, Class C Liquidation Amount and Class D Liquidation Amount to which they are entitled; and the holders of the Preferred Stock shall retain their preferential rights stated herein with respect to any subsequent distribution of the Corporation's assets and funds.

                    (e) CERTAIN DEFINITIONS. As used herein, the following terms shall have the following meanings:

                         (i)    "APPLICABLE PERCENTAGE" means, for purposes of
determining Net Equity Value during the period of time set forth in the following table under the heading "Time of Determination," the percentage set forth in the following table opposite such period of time under the heading "Applicable Percentage":

          ------------------------------------------------------------------------------------------
          YEAR OF DETERMINATION                                           APPLICABLE PERCENTAGE
          ------------------------------------------------------------------------------------------
          Prior to July 29, 2003                                                   20%
          ------------------------------------------------------------------------------------------
          From and after July 29, 2003 but prior to July 29, 2004                  40%
          ------------------------------------------------------------------------------------------
          From and after July 29, 2004 but prior to July 29, 2005                  60%
          ------------------------------------------------------------------------------------------
          From and after July 29, 2005 but prior to July 29, 2006                  80%
          ------------------------------------------------------------------------------------------
          From and after July 29, 2006 but prior to July 29, 2007                 100%
          ------------------------------------------------------------------------------------------
          From and after July 29, 2007                                            120%
          ------------------------------------------------------------------------------------------

                         (ii)   "FUNDED DEBT" shall mean, as of any date of
determination and always without duplication, all indebtedness of the Corporation or its subsidiaries for borrowed money evidenced by notes, bonds, debentures or similar evidences of indebtedness.

                         (iii)  "PREFERENCE AMOUNT" shall mean, with respect to
each share of Class B Preferred Stock and each share of Class D Preferred Stock (as the case may be) as of any date of determination, the number computed by multiplying (x) the Applicable Percentage as of such date by (y) the number computed by dividing (A) the sum of (i) .0254 MULTIPLIED by the Net Equity Value determined as of such date PLUS (ii) $6,800,000 by (B) 240,000 (subject to adjustment to reflect any stock split, stock dividend, reclassification, recapitalization or other transaction having a similar effect)

                         (iv)   "NET EQUITY VALUE" means, as of any date of
determination, the "enterprise value" of the Corporation and its subsidiaries (determined as described below) LESS Funded Debt, in each case as of such date. For purposes of the definition of Net Equity Value, the "enterprise value" of the Corporation and its subsidiaries shall equal (i) in the case of any Liquidation Event other than a Sale of the Corporation, the amount jointly determined by the Board of Directors and the holders of a majority of the outstanding shares of Class B Preferred Stock and shares of Class D Preferred Stock (taken together as a single class), each acting in good faith, and (ii) in the case of a Sale of the Corporation, the aggregate consideration payable in such transaction PLUS the amount of cash and cash equivalents that would be required under generally accepted accounting principles to be recorded on a consolidated balance sheet of the Corporation and its subsidiaries prepared as of the applicable date of determination. In the case of clause (i) above, if the Board of Directors and the holders of the Series B Preferred Stock and Series D Preferred Stock are unable to reach agreement on the determination of "enterprise value" within a reasonable amount of time, such determination shall be made by a nationally-recognized independent appraiser experienced in valuing securities. Such appraiser shall be jointly selected by the Corporation and the holders of a majority of the outstanding shares of Class B Preferred Stock. The determination of such appraiser shall be final and binding upon the Corporation and the holders of the Class B Preferred Stock, and the fees and expenses of such appraiser shall be borne by the Corporation.

               (4)  CONVERSION OF CLASS B PREFERRED STOCK.

                    (a)  CONVERSION PROCEDURE.

                         (i)    Subject to the terms of this Section 4, at any
time and from time to time any holder of Class B Preferred Stock may convert all or any portion of the Class B Preferred Stock (including any fraction of a Class B Share) held by such holder into:

          (x) a number of shares of Class C Preferred Stock computed by multiplying the number of Class B Shares to be converted by the sum of
          (A) the Stated Value of such shares and (B) the amount of all Unpaid Dividends thereon as of such time and dividing the result by the Stated Value of the Class C Preferred Stock,

          (y) one (1) share of Class D Preferred Stock (subject to adjustment to reflect any stock split, stock dividend, reclassification, recapitalization or other transaction having a similar effect) for each Class B Share being converted; and

          (z) a number of shares of Class A Common Stock computed by multiplying the number of Class B Shares to be converted by the Stated Value of the Class B Preferred Stock and dividing the result by the Conversion Price in effect immediately prior to such conversion. The Conversion Price shall initially be $32.49576 and shall be subject to adjustment pursuant to this Section 4.

                         (ii)   Except as otherwise provided herein, each
conversion of Class B Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Class B Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Class B Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Class C Preferred Stock, Class D Preferred Stock and Class A Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class C Preferred Stock, Class D Preferred Stock and Class A Common Stock represented thereby.

                         (iii)  The conversion rights of any Class B Share
subject to redemption or exchange hereunder shall terminate on the date of redemption for such Class B Share unless the Corporation has failed to pay to the holder thereof the Redemption Price for such Class B Share.

                         (iv)   Notwithstanding any other provision hereof, if a
conversion of Class B Preferred Stock is to be made in connection with an Organic Change, a Sale of the Corporation or such other transaction affecting the Corporation, the conversion of any Class B Share may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

                         (v)    As soon as possible after a conversion has been
effected (but in any event within three (3) business days), the Corporation shall deliver to the converting holder:

                         (A) a certificate or certificates representing the number of shares of Class C Preferred Stock, Class D Preferred Stock and Class A Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

                         (B) a certificate representing any shares of Class B Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                         (vi)   The issuance of certificates for shares of Class
C Preferred Stock, Class D Preferred Stock and Class A Common Stock upon conversion of Class B Preferred Stock shall be made without charge to the holders of such Class B Preferred Stock for any issuance tax in respect thereof if issued in the name of such holder or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Class C Preferred Stock, Class D Preferred Stock and Class A Common Stock. Upon conversion of each Class B Share, the Corporation shall take all such actions as are necessary in order to insure that the Class C Preferred Stock, Class D Preferred Stock and Class A Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

                         (vii)  The Corporation shall not close its books
against the transfer of Class B Preferred Stock or of any Class C Preferred Stock, Class D Preferred Stock and Class A Common Stock issued or issuable upon conversion of Class B Preferred Stock in any manner which interferes with the timely conversion of Class B Preferred Stock. The Corporation shall assist and cooperate with any holder of Class B Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Class B Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

                         (viii) The Corporation shall at all times reserve and
keep available out of its authorized but unissued shares of Class C Preferred Stock, Class D Preferred Stock and Class A Common Stock, solely for the purpose of issuance upon the conversion of the Class B Preferred Stock, such number of shares of Class C Preferred Stock, Class D Preferred Stock and Class A Common Stock issuable upon the conversion of all outstanding Class B Preferred Stock. All shares of Class C Preferred Stock, Class D Preferred Stock and Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Class C Preferred Stock, Class D Preferred Stock and Class A Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Class A Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Class C Preferred Stock, Class D Preferred Stock and Class A Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Class B Preferred Stock.

                         (ix)   If the shares of Class C Preferred Stock or
Class A Common Stock issuable by reason of conversion of Class B Preferred Stock are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder's option, upon surrender of the Class B Shares to be converted by such holder as provided herein together with any notice, statement or payment required to effect such conversion or exchange of Class C Preferred Stock or Class A Common Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Class C Preferred Stock or Class A Common Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

                    (b)  CONVERSION PRICE.

                         (i)    In order to prevent dilution of the conversion
rights granted under this Section 4, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 4(b).

                         (ii)   If and whenever after the original Date of
Issuance of the Class B Preferred Stock, the Corporation issues or sells, or in accordance with Section 4(c) is deemed to have issued or sold, any share of Common Stock for a consideration per share less than $30.00 (subject to adjustment to reflect any stock split, stock dividend, reclassification, recapitalization or other transaction having a similar effect), then immediately upon such issue or sale or deemed issue or sale, the Conversion Price shall be reduced to the Conversion Price determined by dividing (x) the sum of (i) the product determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issuance or sale, plus (ii) the consideration, if any, received by the Corporation upon such issuance or sale, by (y) the number of shares of Common Stock Deemed Outstanding immediately after such issuance or sale.

                         (iii)  Notwithstanding the foregoing, there shall be no
adjustment to the Conversion Price hereunder with respect to a Permitted
Issuance.

                    (c) EFFECT ON CONVERSION PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Conversion Price under Section 4(b), the following shall be applicable:

                         (i)    ISSUANCE OF RIGHTS OR OPTIONS. If the
Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than $30.00 (subject to adjustment to reflect any stock split, stock dividend, reclassification, recapitalization or other transaction having a similar effect), then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                         (ii)   ISSUANCE OF CONVERTIBLE SECURITIES. If the
Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than $30.00 (subject to adjustment to reflect any stock split, stock dividend, reclassification, recapitalization or other transaction having a similar effect), then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this
Section 4, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                         (iii)  CHANGE IN OPTION PRICE OR CONVERSION RATE. If,
in the case of Options and Convertible Securities issued on or after the Original Date of Issuance, the purchase price provided for in any such Options, the additional consideration, if any, payable upon the conversion or exchange of any such Convertible Securities or the rate at which any such Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; PROVIDED, that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Corporation to all holders of the Class B Preferred Stock. For purposes of Section 4(c), if the terms of any Option or Convertible Security which was outstanding as of the original Date of Issuance of the Class B Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; PROVIDED, that no such change shall at any time cause the Conversion Price hereunder to be increased.

                         (iv)   TREATMENT OF EXPIRED OPTIONS AND UNEXERCISED
CONVERTIBLE SECURITIES. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; PROVIDED, that if such expiration or termination would result in an increase in the Conversion Price then in effect, such increase shall not be effective until 30 days after written notice thereof has been given to all holders of the Class B Preferred Stock. For purposes of
Section 4(c), the expiration or termination of any Option or Convertible Security which was outstanding as of the original Date of Issuance of the Class B Preferred Stock shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the original Date of Issuance of the Class B Preferred Stock.

                         (v)    CALCULATION OF CONSIDERATION RECEIVED. If any
Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined by the Board of Directors in good faith; PROVIDED, that if the holders of a majority of the outstanding shares of Class B Preferred Stock disagree with such determination, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding shares of Class B Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

                         (vi)   INTEGRATED TRANSACTIONS. In case any Option is
issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the consideration for the Option shall be the Market Price thereof.

                         (vii)  TREASURY SHARES. The number of shares of Common
Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

                         (viii) RECORD DATE. If the Corporation takes a record
of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                    (d) SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Class B Preferred Stock thereafter surrendered for conversion (without actually requiring such Class B Preferred Stock to be so converted and without regard to any limitation on conversion set forth herein or otherwise) shall be entitled to receive, in addition to the number of shares of Class C Preferred Stock computed in accordance with Section 4(a), the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of the events described above, had such share of Class B Preferred Stock been converted (without actually requiring such Class B Preferred Stock to be so converted and without regard to any limitation on conversion set forth herein or otherwise) immediately prior to the occurrence of such event. If the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Class B Preferred Stock thereafter surrendered for conversion (without actually requiring such Class B Preferred Stock to be so converted and without regard to any limitation on conversion set forth herein or otherwise) shall be entitled to receive, in addition to the number of shares of Class C Preferred Stock computed in accordance with Section 4(a), the number of shares of Class A Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of the events described above, had such share of Class B Preferred Stock been converted (without actually requiring such Class B Preferred Stock to be so converted and without regard to any limitation on conversion set forth herein or otherwise) immediately prior to the occurrence of such event.

                    (e) REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an "ORGANIC CHANGE". Prior to the consummation of any Organic Change (other than an Organic Change that is also a Sale of the Corporation), the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Class B Preferred Stock then outstanding) to insure that each of the holders of Class B Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Class C Preferred Stock, Class D Preferred Stock and Class A Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Class B Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Class B Preferred Stock (without actually requiring such Class B Preferred Stock to be so converted and without regard to any limitation on conversion set forth herein or otherwise) immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Class B Preferred Stock then outstanding) to insure that the provisions of this Section 4 shall thereafter be applicable to the Class B Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Common Stock acquirable and receivable upon conversion of Class B Preferred Stock, if the value so reflected is less than $30.00 (subject to adjustment to reflect any stock split, stock demand, reclassification, recapitalization or other transaction having a similar effect). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Class B Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

                    (f) CERTAIN DISTRIBUTIONS. In case the Corporation shall at any time or from time to time, prior to conversion of shares of Class B Preferred Stock, distribute to all holders of shares of the Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Common Stock is not changed or exchanged), cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding cash dividends in which holders of Class B Shares participate, in the manner provided in Section 2(d), dividends payable in shares of Common Stock for which adjustment is made under another paragraph of this Section 4 and any distribution in connection with a Permitted Issuance), or rights or warrants to subscribe for or purchase of any of the foregoing, then, and in each such case, the Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Market Price of the Common Stock immediately prior to the date of distribution less the then fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (y) the denominator of which shall be the Market Price of the Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one); PROVIDED, HOWEVER, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holder of shares of Class B Preferred Stock would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of Class B Preferred Stock into Class C Preferred Stock and Class A Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

                    (g) CERTAIN EVENTS. If any event occurs of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Class B Preferred Stock; PROVIDED, that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 4 or decrease the number of shares of Class A Common Stock issuable upon conversion of each Class B Share.

                    (h) CERTAIN DEFINITIONS. As used herein, the following terms shall have the following meanings:

                         (i)    "COMMON STOCK DEEMED OUTSTANDING" means, at any
given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 4(c)(i) and 4(c)(ii) of this Section B of Article Fourth whether or not the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock.

                         (ii)   "CONVERTIBLE SECURITIES" means any stock or
securities directly or indirectly convertible into or exchangeable for Common Stock.

                         (iii)  "INITIAL PUBLIC OFFERING" means the first
underwritten public offering by either the Company or any of its subsidiaries of its common stock pursuant to a registration statement (other than a registration statement on Form S-8 or S-4 or any successor form thereto) that has been filed under the Securities Act of 1933, as amended (the "ACT"), and declared effective by the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act; PROVIDED, HOWEVER, that for this purpose any offering under Rule 144A under the Securities Act or any similar rule or regulation promulgated under the Securities Act shall not be deemed to be an Initial Public Offering.

                         (iv)   "QUALIFIED PUBLIC OFFERING" means an Initial
Public Offering in which the Corporation receives not less than $50 million in net proceeds and the per share offering price is not less than $90 per share (subject to adjustment to reflect any stock split, stock dividend, reclassification, recapitalization or other transaction having a similar effect).

                         (v)    "MARKET PRICE" of any security means the average
of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case (i) averaged over a period of 20 days consisting of the day as of which "Market Price" is being determined and the 19 consecutive business days prior to such day, and (ii) averaged on a volume-weighted basis based on the trading volume for each such business day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined by the Board of Directors in good faith; PROVIDED, that if the holders of a majority of the outstanding shares of Class B Preferred Stock disagree with such determination, such fair value shall be determined by a nationally-recognized independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding shares of Class B Preferred Stock. The determination of such appraiser shall be final and binding upon the Corporation and the holders of the Class B Preferred Stock, and the fees and expenses of such appraiser shall be borne by the Corporation.

                         (vi)   "OPTIONS" means any rights, warrants or options
to subscribe for or purchase Common Stock or Convertible Securities.

                         (vii)  "PERMITTED ISSUANCE" means any sale or issuance
or deemed sale or issuance of Common Stock: (i) issued or issuable upon the exercise, conversion or exchange of Options or Convertible Securities of the Corporation outstanding on the date hereof; (ii) issued or issuable in respect of any management equity plans heretofore or hereafter approved by the Board to purchase Common Stock (PROVIDED, that such Common Stock together with all shares of Common Stock issued or issuable pursuant to this clause (ii) as to grants made after the date hereof do not exceed 396,241.5 shares (subject to adjustment to reflect any stock split, stock dividend, reclassification, recapitalization or other transaction having a similar effect); and (iii) issued or issuable in connection with a restructuring, including a cancellation or modification of the terms of any, of the debt of the Corporation or any of its subsidiaries in which lenders or owners of debt securities of the Corporation or its subsidiaries receive equity interests in consideration of or in connection with such restructuring.

                    (i) MANDATORY CONVERSION. All outstanding shares of Class B Preferred Stock shall be automatically converted in accordance with the provisions of this Section 4 upon the consummation of (i) an Initial Public Offering, and (ii) an Organic Change (other than an Organic Change which is also a Sale of the Corporation). In the case of any conversion required in connection with (A) an Initial Public Offering where such Initial Public Offering does not constitute a Qualified Public Offering or (B) an Organic Change, the Corporation shall not give effect to such conversion, and any such purported conversion shall be null and void, if the Corporation does not contemporaneously enter into an agreement providing the holders of the shares of Class A Common Stock issuable upon conversion of the Class B Preferred Stock with anti-dilution rights with respect to such shares of Class A Common Stock that are identical to the anti-dilution protection provided for in this Section 4.

                    (j)  NOTICES.

                         (i)    Immediately upon any adjustment of the
Conversion Price, the Corporation shall give written notice thereof to all holders of Class B Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

                         (ii)   The Corporation shall give written notice to all
holders of Class B Preferred Stock at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock, or (c) for determining rights to vote with respect to any Sale of the Corporation, Organic Change or Liquidation Event.

                         (iii)  The Corporation shall also give written notice
to the holders of Class B Preferred Stock at least twenty (20) days prior to the date on which any Initial Public Offering, Organic Change or Sale of the Corporation shall take place.

               (5)  EXCHANGE OF CLASS B PREFERRED STOCK.

                    (a) EXCHANGE. At any time and from time to time the Corporation may demand that the holders of Class B Shares surrender to the Corporation all or any lesser portion of the outstanding Class B Preferred Stock, and in exchange for each surrendered Class B Share, the Corporation shall promptly issue to such holder the number of shares of Class C Preferred Stock, Class D Preferred Stock and Class A Common Stock into which such Class B Share is then convertible in accordance with Section 4 of this Section B of Article Fourth (such number of shares of Class C Preferred Stock and Class A Common Stock, the "EXCHANGE SHARES"). Any demand by the Corporation for the exchange of Class B Preferred Stock pursuant to this Section 5 shall be made to the holders of the Class B Preferred Stock PRO RATA based upon the number of Class B Shares held by each such holder and the aggregate number of shares to be exchanged. The Corporation shall not give effect to any exchange pursuant to this Section 5, and any such purported exchange shall be null and void, if the Corporation (i) does not have sufficient legally available funds to redeem all of the Class C Preferred Stock issuable in connection with such exchange in accordance with
Section 6(b), or (ii) the Corporation fails to redeem all of such shares of Class C Preferred Stock in accordance with Section 6(b).

                    (b) EXCHANGE PROCEDURE. Not more than 15 days prior to any exchange of Class B Preferred Stock, the Corporation shall send written notice (each such notice, an "EXCHANGE NOTICE") to each record holder of Class B Shares, notifying such holder of (i) the exchange to be effected, specifying the number of shares of Class B Preferred Stock to be redeemed from each holder,
(ii) the aggregate number of Exchange Shares to be issued to such holder, (iii) the date on which such exchange shall be effected, and (iv) the place at which the Exchange Shares to be issued to such holder may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing such holder's Class B Shares to be exchanged. In case fewer than the total number of Class B Shares represented by any certificate are exchanged, a new certificate representing the number of unexchanged Class B Shares shall be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the exchanged Class B Shares.

                    (c) ISSUANCE OF EXCHANGE SHARES. The issuance of certificates for shares of Class C Preferred Stock, Class D Preferred Stock and Class A Common Stock issuable upon the exchange of Class B Preferred Stock shall be made without charge to the holders of the Class B Shares for any issuance tax if issued in the name of such holder in respect thereof or other cost incurred by the Corporation in connection with such exchange and the related issuance of shares of Class C Preferred Stock, Class D Preferred Stock and Class A Common Stock. Upon the exchange of each Class B Shares, the Corporation shall take all such actions as are necessary in order to insure that the Exchange Shares issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

                    (d) CLOSING OF BOOKS. The Corporation shall not close its books against the transfer of Class B Preferred Stock or of any Class C Preferred Stock, Class D Preferred Stock and Class A Common Stock issued or issuable upon the exchange of Class B Preferred Stock in any manner which interferes with the timely exchange of Class B Preferred Stock. The Corporation shall assist and cooperate with any holder of Class B Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

                    (e) RESERVATION OF SHARES. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class C Preferred Stock, Class D Preferred Stock and Class A Common Stock, solely for the purpose of issuance upon the exchange of the Class B Preferred Stock such number of shares of Class C Preferred Stock, Class D Preferred Stock and Class A Common Stock issuable upon the exchange of all outstanding shares of Class B Preferred Stock. All shares of Class C Preferred Stock, Class D Preferred Stock and Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Class C Preferred Stock, Class D Preferred Stock and Class A Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Class C Preferred Stock, Class D Preferred Stock and Class A Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Class C Preferred Stock, Class D Preferred Stock or Class A Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exchange of the Class B Preferred Stock.

                    (f) SURRENDERED SHARES. Any Class B Shares which are exchanged pursuant to this Section 5 shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

                    (g) RIGHTS AFTER ISSUANCE OF EXCHANGE SHARES. Each exchange of Class B Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate representing the Class B Shares to be exchanged have been surrendered to the Corporation for exchange as set forth in the applicable Exchange Notice. At the time any such exchange has been effected, the rights of the holders of the Class B Shares as holders of Class B Preferred Stock shall cease and such holders shall be deemed to have become the holders of record of the Exchange Shares issued in exchange therefor. For the avoidance of doubt, dividends shall accrue on each Class B Share up to the date on which the Exchange Shares issuable pursuant to this Section 5 are issued.

               (6)  REDEMPTIONS.

                    (a) OPTIONAL REDEMPTION OF CLASS C PREFERRED STOCK. Subject to Section 6(b), at any time and from time to time the Corporation may redeem all or any lesser portion of the outstanding Class C Preferred Stock for a per share redemption price equal to the Class C Liquidation Amount calculated as of the applicable Redemption Date (as defined in Section 6(c) below).

                    (b) MANDATORY REDEMPTION OF CLASS C PREFERRED STOCK. Promptly (but in no event later than the following business day) after the issuance of shares of Class C Preferred Stock in exchange for Class B Shares surrendered to the Company in accordance with Section 5(a), the Corporation shall redeem all of such shares of Class C Preferred Stock for a per share redemption price equal to the Class C Liquidation Amount calculated as of the applicable Redemption Date (as defined in Section 6(c) below).

                    (c) REDEMPTION PROCEDURE. Not more than 15 days prior to the date of any redemption of Series C Preferred Stock, the Corporation shall send written notice to each record holder of shares of Series C Preferred Stock notifying such holder of (i) the redemption to be effected, specifying the number of shares of Series C Preferred Stock to be redeemed from each holder (the "REDEMPTION SHARES"), (ii) the aggregate redemption price required to be paid to such holder under Section 6(a) or 6(b), as applicable (the "REDEMPTION PRICE"), and (iii) the date on which such redemption shall be effected (each such date, a "REDEMPTION DATE"), and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing such holder's Redemption Shares. In the case of any redemption to be effected pursuant to Section 6(b) above, such notice shall be delivered together with the Exchange Notice delivered to the holders of Class B Preferred Stock pursuant to Section 5(b), and in such case the holders of the Class B Preferred Stock to be exchanged shall be deemed, for purposes of this
Section 6(c) only, to be holders of the Class C Preferred Stock issuable upon the surrender of such Class B Shares. In case fewer than the total number of Redemption Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Redemption Shares shall be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed Redemption Shares.

                    (d) RIGHTS UPON REDEMPTION. After the payment in full (in immediately available funds) of the Redemption Price with respect to any Redemption Share (as the case may be), all rights of the holder of such Redemption Share shall cease, and the Redemption Share shall not be deemed to be outstanding. For the avoidance of doubt, dividends shall accrue on each share of Class C Preferred Stock up to the date on which the Redemption Price of such share is paid in full in immediately available funds.

                    (e) REDEEMED OR OTHERWISE ACQUIRED SHARES. Any shares of Series C Preferred Stock which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

                    (f) OTHER REDEMPTIONS OR ACQUISITIONS. The Corporation shall not be entitled to redeem or otherwise acquire any Class B Preferred Stock or Class D Preferred Stock. Neither the Corporation nor any of its subsidiaries shall redeem or otherwise acquire any Preferred Stock, except as expressly authorized herein or pursuant to (i) Section 9.05 of the Stock Purchase Agreement dated as of November 20, 2000, among the Corporation, Dr. Michael J. Hartnett, Hartnett Family Investments, L.P. and Whitney Acquisition II, Inc., or
(ii) Section 8.05 of the Preferred Stock Purchase Agreement dated as of the original Date of Issuance of the Class B Preferred Stock among the Corporation, Roller Bearing Company of America, Inc., Dr. Michael J. Hartnett and Whitney V, L.P.

               (7) VOTING RIGHTS. Except to the extent required by the General Corporation Law of the State of Delaware, the holders of outstanding shares of Preferred Stock shall not be entitled to vote on any matters to be voted on by the Corporation's stockholders.

               (8)  PROTECTIVE PROVISIONS.

                    (a) Without the prior written consent of the holders of a majority of the then outstanding Preferred Stock, the Corporation shall not: (i) authorize or issue any shares of capital stock having liquidation, dividend or distribution rights senior to or PARI PASSU with the Class A Preferred Stock;
(ii) authorize or issue any shares of capital stock having liquidation, dividend or distribution rights senior to the Class B Preferred Stock, the Class C Preferred Stock or the Class D Preferred Stock (except that the Corporation may issues shares of Class A Preferred Stock to the extent permitted under the following clause (iii)); (iii) issue any shares of Class A Preferred Stock other than pursuant to (A) Section 9.04 of the Stock Purchase Agreement dated as of November 20, 2000, among the Corporation, Dr. Michael J. Hartnett, Hartnett Family Investments, L.P. and Whitney Acquisition II, Inc., or (B) Section 8.04 of the Preferred Stock and Warrant Purchase Agreement dated as of the original Date of Issuance of the Class B Preferred Stock among the Corporation, Roller Bearing Company of America, Inc., Dr. Michael J. Hartnett and Whitney V, L.P.;
(iv) issue any shares of Class C Preferred Stock or Class D Preferred Stock other than pursuant to Section 4 or Section 5 of this Section B of Article Fourth; or (iv) amend, modify or restate the provisions of this Section B of this Article Fourth in any respect.

                    (b) Prior to or concurrently with the effectiveness of any Sale of the Corporation or Liquidation Event, the Board of Directors shall declare and authorize the payment of all accumulated and accrued and unpaid but not yet accumulated dividends on the outstanding shares of Preferred Stock.

          C. RIGHTS AND PRIVILEGES OF COMMON STOCK. Except as otherwise provided herein, all shares of Class A Common Stock and Class B Common Stock will be identical and will entitle the holder thereof to the same rights and privileges.

               (1) GENERAL. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock set forth in Section B of Article Fourth.

               (2)  VOTING RIGHTS.

                    (a) The holders of Class A Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders.

                    (b) Until one of the events described in subsections (i) through (iv) below (each, a "VOTING EVENT") shall have occurred, the holders of Class B Common Stock will be entitled to that number of votes per share on all matters to be voted upon by the Corporation's stockholders as is required to entitle the holders thereof, in the aggregate, to fifty-one percent (51%) of the voting power of the issued and outstanding Common Stock. Following the occurrence of a Voting Event, the holders of Class B Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders.

                         (i)    The Corporation (A) shall commence any
proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (B) shall have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed for a period of 60 days or more;

                         (ii)   (A) Michael J. Hartnett shall (1) die, (2) be
discharged from employment with the Corporation for Cause (as defined in any Employment Agreement between the Corporation and Michael J. Hartnett (the "EMPLOYMENT AGREEMENT")) or (3) terminate his Employment Agreement during the stated term thereof for other than Good Reason (as defined in the Employment Agreement) or (B) ninety (90) days shall have passed after there shall have occurred a Permanent Disability with respect to Michael J. Hartnett. For the purposes hereof, a "PERMANENT DISABILITY" shall mean any physical or mental disability that permanently prevents Michael J. Hartnett from performing the essential functions, taken as a whole, of his position as Chief Executive Officer of the Corporation and/or of its wholly owned subsidiaries;

                         (iii)  At such time that Michael J. Hartnett and his
Permitted Transferees shall have the power to vote with respect to, or the power to dispose of, less than 50% of the shares of the Common Stock, on a fully diluted basis (i.e., assuming full exercise of all such holders' warrants, options and other rights to purchase shares of Common Stock), owned by Michael
J. Hartnett and Hartnett Family Investments, L.P. on December 18, 2000 (subject to adjustment to reflect any stock split, stock dividend, reclassification, recapitalization or other transaction having a similar effect); and

                         (iv)   the first underwritten public offering of equity
securities of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "ACT"), for which the Corporation shall have received not less than $50 million in net proceeds and following which there is a public market for the securities so offered.

          For the purposes of subsection (iii), "PERMITTED TRANSFEREE" shall mean, with respect to any Person, (a) if such Person is an individual, (i) a member of the Immediate Family of such Person, (ii) a trust or other similar legal entity for the primary benefit of such Person and/or one or more members of his Immediate Family, or (iii) a partnership, limited partnership, limited liability company, corporation or other entity in which such Person alone or together with members of his Immediate Family possess 100% of the outstanding voting securities, (b) a Person to whom Securities are Transferred in compliance with Rule 144 under the Act, so long as Holdings is furnished with evidence reasonably satisfactory to it that such Transfer complied with such rule, and
(c) if such Person is not a natural person, (i) any Affiliate of such Person or
(ii) any of such Person's or its Affiliates' stockholders, general partners, limited partners, members, directors, officers, or employees or their respective Affiliates to whom Securities are Transferred. For the purposes of this definition, "IMMEDIATE FAMILY", with respect to an individual, shall mean his brothers, sisters, spouse, children (including adopted children), parents, parents-in-law, grandchildren, great grandchildren and other lineal descendants and spouses of any of the foregoing, and "AFFILIATE" shall mean a person controlled by, in control of, or under common control with, another person.

               (3) DIVIDENDS. Subject to the preferential rights of the holders of Preferred Stock, when, as and if dividends are declared, whether payable in cash, property or securities of the Corporation, the holders of both Class A Common Stock and Class B Common Stock will be entitled to receive such dividends, ratably according to the number of shares of Common Stock held by them.

               (4) RIGHTS UPON LIQUIDATION OR SALE OF THE CORPORATION. In the event of any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed in accordance with Section B(3)(a) of this Article Fourth, and the rights of the holders of Common Stock to participate in any such distribution shall be subject to the rights and preferences of the holders of the Preferred Stock set forth therein. In connection with a Sale of the Corporation, the rights of the holder of Common Stock to receive consideration to be paid in connection with such transaction shall be subject to Section B(3)(b) of this Article FOURTH.

               (5)  CONVERSION OF CLASS B COMMON STOCK.

                    (a) At any time and from time to time, each record holder of Class B Common Stock will be entitled to convert any and all of the shares of such holder's Class B Common Stock into shares of Class A Common Stock on a one to one basis at such holder's election.

                    (b) At any time and from time to time that Michael J. Hartnett or any Permitted Transferee of Michael J. Hartnett shall transfer any shares of Class B Common Stock other than to a Permitted Transferee such shares of Class B Common Stock so transferred will automatically and without any further action be deemed to have been converted into shares of Class A Common Stock on a one-to-one basis. Upon any such transfer, such holder of shares of Class B Common Stock shall be obligated to effect the procedures described in paragraphs (c) through (f) below; PROVIDED, HOWEVER, that such conversion shall be deemed to have occurred regardless of such holder's compliance therewith.

                    (c) Each conversion of shares of Class B Common Stock into shares of Class A Common Stock will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Class B Common Stock) at any time during normal business hours, together with a written notice by the Holder of such Class B Common Stock stating that such holder desires to convert the shares, or a stated number of the shares, of Class B Common Stock represented by such certificate or certificates into Class A Common Stock. Such conversion will be deemed to have been effected as of the close of business on the date on which certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Class B Common Stock as such will cease and the person or persons in whose name or names the certificate or certificates for shares of Class A Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Class A Common Stock represented thereby.

                    (d) Promptly after such surrender and the receipt of such written notice, the Corporation will issue and deliver in accordance with the surrendering holder's instructions (i) the certificate or certificates for the Class A Common Stock issuable upon such conversion and (ii) a certificate representing any Class B Common Stock which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which was not converted.

                    (e) The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock or its treasury shares, solely for the purpose of issue upon the conversion of the Class B Common Stock as provided in this Section (C)(3), such number of shares of Class A Common Stock as shall then be issuable upon the conversion of all then outstanding shares of Class B Common Stock.

                    (f) The issuance of certificates for Class A Common Stock upon the conversion of Class B Common Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Class A Common Stock. The Corporation will not close its books against the transfer of Class B Common Stock or of Class A Common Stock issued or issuable upon the conversion of Class B Common Stock in any manner which would interfere with the timely conversion of Class B Common Stock.

               (6) PREEMPTIVE RIGHTS. No holder of shares of Common Stock shall be entitled to the preemptive right to subscribe to any or all additional issues of stock of the Corporation of any or all classes or series thereof, or to any securities of the Corporation convertible into, or exchangeable or exercisable for, such stock, except to the extent set forth in the Amended and Restated Stockholders' Agreement, dated as of the date hereof (the

"STOCKHOLDERS' AGREEMENT"), by and among the Corporation and certain of its stockholders, as the same may be amended from time to time.

               (7) BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS. The Corporation shall not be governed by the provisions of Section 203 of the Delaware General Corporation Law.

          FIFTH: Amendment of Bylaws.

          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation, subject to the receipt of the requisite vote of the stockholders, if any, pursuant to Article Fourth above.

          SIXTH: Election of Directors.

          Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

          SEVENTH: Amendment of Certificate of Incorporation.

          Subject to the receipt of the requisite vote of the stockholders, if any, pursuant to Article Fourth above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

          EIGHTH: Liability and Indemnification.

          A. The Corporation shall indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him. To the full extent permitted by law, the indemnification provided herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to pay such amounts if it is ultimately determined that he is not entitled to be indemnified. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          B. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exits or may hereafter be amended.

          C. Any repeal or modification of Section B of this Article EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

          IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of incorporation on behalf of the Corporation and does hereby verify and affirm, under penalty of perjury, that this Amended and Restated Certificate of Incorporation is the act and deed of the Corporation and that the facts stated herein are true as of July 29, 2002.

                                        ROLLER BEARING HOLDING COMPANY, INC.


                                        By: /s/ Michael J. Hartnett
                                           -------------------------------------